interCLICK Applies for NASDAQ Listing
Company to Seek Shareholder Consent for Reverse Split

NEW YORK, NY -- September 30, 2009 -- interCLICK, Inc. (OTCBB: ICLK), the leading ad network in data and inventory transparency, today announced it is seeking approval for listing of its common stock on The NASDAQ Capital Market.  Once approved, the Company expects to continue to trade under the NASDAQ symbol ICLK.

The Company initially filed its listing application in June 2009 and has been informed by NASDAQ that the Company needs to satisfy the $4.00 minimum price criterion required for new listings for further action on its application.  On September 24, 2009, the board of directors authorized a reverse split in the approximate amount necessary in order to satisfy NASDAQ’s minimum share price requirement and authorized submission of the proposal to a vote of the stockholders as required under Delaware law.  As of September 29, 2009, the closing price of the Company’s common stock was $2.12 per share.

“This represents an important, but natural, step in our company’s evolution,” said Michael Mathews, interCLICK’s Chief Executive Officer.  “We look forward to completing the shareholder consent and NASDAQ application process in the coming weeks.”

Approval of the measure requires a majority of the issued and outstanding shares voting in favor of such proposal.  interCLICK anticipates that it will obtain the consents from 12 holders, owning 52% of interCLICK’s common stock and will not solicit any proxies in connection with obtaining approval. Stockholders representing approximately 27% of interCLICK’s common stock, including Co-Chairman Michael Brauser, Co-Chairman Barry Honig, CEO Michael Mathews, and President Michael Katz, have agreed to execute the consents.

Upon receiving the requisite vote, management retains the right to determine the required reverse split, or to abandon such proposal, in its sole discretion. There can be no assurance the requisite vote will be obtained or, if obtained, that interCLICK will satisfy any additional listing requirements so that its application will be approved by NASDAQ.

NEW YORK              CHICAGO            LOS ANGELES             SAN FRANCISCO             WEST PALM BEACH
contact us. Phone: 646.722.6260 Fax: 646.304.6875 email: info@interclick.com or visit us online at www.interclick.com

About interCLICK

interCLICK, Inc. operates the interCLICK Network, an online advertising platform that combines advanced behavioral targeting with complete data and inventory transparency, allowing advertisers to identify and track their desired audience on an unprecedented level. interCLICK offers advanced proprietary demographic, behavioral, contextual, geographic and  retargeting technologies across a network of name brand publishers to ensure the right message is delivered to a precise audience in a brand friendly environment. For more information about the interCLICK Network, visit http://www.interclick.com.

Contact

interCLICK, Inc.
Roger Clark, CFO
646-395-1776
or
Investor Relations:
CEOCast, Inc.
Dan Schustack, 212-732-4300
dschustack@ceocast.com

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NEW YORK              CHICAGO            LOS ANGELES             SAN FRANCISCO             WEST PALM BEACH
contact us. Phone: 646.722.6260 Fax: 646.304.6875 email: info@interclick.com or visit us online at www.interclick.com